                    FILED PURSUANT TO RULE 424(b)(3) OF REGULATION C
                               REGISTRATION NO. 333-67871

                            HOUSTON INTERWEB DESIGN, INC.
        RESALE OF 252,633 SHARES OF COMMON STOCK HELD BY SELLING STOCKHOLDERS
          ISSUANCE OF 166,667 SHARES OF COMMON STOCK TO RECISSION OFFEREES

     This prospectus relates to the resale of 252,633 shares of company common stock currently outstanding, which may be sold by the selling stockholders; and the issuance of up to 166,667 shares of common stock to rescission offerees.

     Currently, there is no market for the company's shares.

                                 ____________________

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.
                                 ____________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 ____________________

                 The date of this prospectus is June 15, 1999.

                                  TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

     WE MAY HAVE VIOLATED SECURITIES LAWS WHICH MAY REQUIRE A PAYMENT OF UP TO
     $250,000 TO INVESTORS, WHICH IS BEING FINANCED THROUGH A NOTE. IF WE CANNOT
     REPAY THIS NOTE WHEN DUE, OUR BUSINESS MAY BE ADVERSELY EFFECTED WHICH MAY
     CAUSE A LOSS OF YOUR INVESTMENT.. . . . . . . . . . . . . . . . . . . . . . . .2
     WE MAY STILL BE LIABLE TO THESE INVESTORS IF THEY DO NOT ACCEPT THE
     RESCISSION OFFER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     WE HAVE A LIMITED OPERATING HISTORY WITH A HISTORY OF LOSSES AND WE
     ANTICIPATE LOSSES UNTIL AT LEAST THE YEAR 2000, AND OUR FINANCIAL
     STATEMENTS RAISE DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. . . .2
     WE HAVE A WORKING CAPITAL DEFICIT, WE CURRENTLY HAVE NO SOURCES OF
     FINANCING, AND WE MAY NOT BE ABLE TO OBTAIN ANY FINANCING IN THE FUTURE ON
     FAVORABLE TERMS, IF AT ALL. . . . . . . . . . . . . . . . . . . . . . . . . . .3
     OUR BUSINESS MODEL IS UNPROVEN AND DEPENDS ON THE MARKET'S ACCEPTANCE OF
     OUR SITEBLAZER NETWORK, AND IN PARTICULAR OUR SEARCH ENGINE.. . . . . . . . . .3
     IF OUR SERVERS AND HARDWARE EXPERIENCE SYSTEM FAILURE, OUR BUSINESS AND
     REPUTATION WOULD SUFFER . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
     WE MAY BE UNABLE TO EFFECTIVELY MANAGE GROWTH IN OUR OPERATIONS, WHICH MAY
     CAUSE A STRAIN ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.. . . . .3
     WE ARE DEPENDENT ON OUR FOUNDERS AND OTHER KEY PERSONNEL TO DEVELOP OUR
     BUSINESS.  THE LOSS OF THESE INDIVIDUAL'S SERVICES WOULD ADVERSELY EFFECT
     OUR OPERATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     WE DEPEND ON THIRD PARTIES TO DISTRIBUTE OUR PRODUCTS AND SERVICES, AND WE
     HAVE A LIMITED HISTORY WITH THESE THIRD PARTIES IN WHICH TO EVALUATE THEIR
     EFFECTIVENESS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     WE MAY BE UNABLE TO ENFORCE AND DEFEND OUR OWNERSHIP AND USE OF PROPRIETARY
     TECHNOLOGY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     THERE IS NO MARKET FOR OUR COMMON STOCK AND IF ONE DEVELOPS, AS AN INTERNET
     RELATED COMPANY, IT WILL LIKELY BE VOLATILE.  IN THE PAST, INTERNET RELATED
     COMPANIES HAVE BEEN SUBJECT TO LITIGATION AS A RESULT OF THIS VOLATILITY. . . .4

Note Regarding Forward-looking Statements. . . . . . . . . . . . . . . . . . . . . .5
Rescission Offer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Management's Discussion And Analysis of Financial Condition And Results of
     Operation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
Business11
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Shares Eligible For Future Sale. . . . . . . . . . . . . . . . . . . . . . . . . . 22
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .F-1

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT HOUSTON THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN
THIS PROSPECTUS OR IN OUR DOCUMENTS THAT WE FILED WITH THE SEC.   ACCORDINGLY,
IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS PROSPECTUS DOES NOT EXTEND TO YOU. THE INFORMATION IN THE PROSPECTUS SPEAKS ONLY AS OF THIS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                  PROSPECTUS SUMMARY

     To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements. Houston's principal executive office is located at 1770 St. James Place, Suite 420, Houston, Texas 77056, (713) 627-9494. Unless otherwise indicated, this prospectus reflects a 165-for-one forward stock split that occurred in August 1998, and assumes purchasers being offered the right to rescind will elect to retain their shares.

                                     KEY FACTS

The company . . . . . . . . . . . . . . . . Houston is a web site development company specializing in the design,
                                            creation and marketing of cost-
                                            effective Internet products.

Common stock to be resold . . . . . . . . . 252,633 shares by selling stockholders.

Common stock subject to rescission offer. . 166,667 shares

Common stock outstanding  . . . . . . . . . 16,448,300 shares

No proceeds . . . . . . . . . . . . . . . . The resale will result in no proceeds to Houston.

Lack of market. . . . . . . . . . . . . . . There is currently no market for the common stock, and there is no
                                            assurance that any market will
                                            develop. If a market develops for Houston's
                                            securities, it will likely be limited,
                                            sporadic and highly volatile.


SUMMARY FINANCIAL DATA

     THE FINANCIAL INFORMATION PRESENTED BELOW IS DERIVED FROM THE AUDITED FINANCIAL STATEMENTS OF HOUSTON FOR THE PERIOD FROM INCEPTION (AUGUST 9, 1996) THROUGH JULY 31, 1997, AND FOR THE YEAR ENDED JULY 31, 1998, AND UNAUDITED INFORMATION FOR THE SIX MONTHS ENDED JANUARY 31, 1998, AS COMPARED TO THE SIX MONTHS ENDED JANUARY 31, 1999.

                                                   AUDITED                                UNAUDITED
                                                   -------                                ---------
                                       PERIOD ENDED       YEAR ENDED       SIX MONTHS ENDED      SIX MONTHS ENDED
                                      JULY 31, 1997      JULY 31, 1998     JANUARY 31, 1998      JANUARY 31, 1999
                                      -------------      -------------     ----------------      ----------------
Revenues  . . . . . . . . . . . .       $185,994           $628,070             $262,437              $258,747
Total Expenses  . . . . . . . . .        225,824          1,402,169              277,069               770,029
                                        --------          ---------             --------             ---------
   Income (Loss) Before
   Federal Income Tax . . . . . .        (69,830)          (774,099)             (14,632)             (511,282)
Federal Income Tax (Benefit)  . .         (4,998)             7,496                1,045                 2,498
Net Loss  . . . . . . . . . . . .       $(64,832)          $(81,595)            $(13,587)            $(508,784)
                                        --------          ---------             --------             ---------
                                        --------          ---------             --------             ---------

BALANCE SHEET DATA
                                   JULY 31, 1997           JULY 31, 1998          JANUARY 31, 1999
                                   -------------           -------------          ----------------
Working Capital Deficits  . .        $(74,061)              $(106,092)              $(297,219)
Total Assets  . . . . . . . .          88,338                 159,369                 113,235
Long-Term Liabilities . . . .              --                      --                      --
Shareholders' Deficit . . . .         (60,832)                (92,427)               (278,870)


                                 RISK FACTORS


WE MAY HAVE VIOLATED SECURITIES LAWS WHICH MAY REQUIRE A PAYMENT OF UP TO $250,000 TO INVESTORS, WHICH IS BEING FINANCED THROUGH A NOTE. IF WE CANNOT REPAY THIS NOTE WHEN DUE, OUR BUSINESS MAY BE ADVERSELY EFFECTED WHICH MAY CAUSE A LOSS OF YOUR INVESTMENT.

     We sold 166,667 shares of common stock in February 1999. The securities sold in February did not have a registration statement on file with the SEC.
The federal securities laws require registration of securities unless an appropriate exemption from the registration requirements of those laws is available. If an exemption did not exist for the sale of these securities, we may have violated the registration requirements. If so, purchasers could seek rescission of their purchase and recover money paid for the securities. We make no admission of any violation of federal securities laws and no investor has sought rescission of any purchase.

     We intend to make a rescission offer to the February investors by means of this prospectus. Should those purchasers accept the rescission offer, we would need to pay those investors up to approximately $250,000 (plus interest and
other costs).   Lee A. Magness, an officer, has loaned us $250,000, in the form of a one-year note at 10% per year, to make any required payments. Based on our financial condition, we may not be able to repay the note. Our inability to repay the note could have material adverse effect on our ability to obtain future credit from third parties.

WE MAY STILL BE LIABLE TO THESE INVESTORS IF THEY DO NOT ACCEPT THE RESCISSION OFFER.

     To the extent that claims for federal securities violations are not time barred, we may not be able to insulate ourselves from liability under federal law because the SEC has taken the position that liability under federal law is not avoided because the potentially liable person makes a registered rescission offer.

WE HAVE A LIMITED OPERATING HISTORY WITH A HISTORY OF LOSSES AND WE ANTICIPATE LOSSES UNTIL AT LEAST THE YEAR 2000, AND OUR FINANCIAL STATEMENTS RAISE DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     We were incorporated in August 1996, and our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with limited operating histories, particularly companies in the new and rapidly evolving markets for the Internet and Internet services. Although we have experienced revenue growth, growth rates may not be sustained and are not necessarily indicative of future operating results. Since our inception, we have had an accumulated deficit of $1,355,211 and as of January 31, 1999, had cash in the amount of $43,640. Given the level of planned operating and capital expenditures, we anticipate that we will continue to incur operating losses at least into the year 2000. If revenues do not grow at anticipated rates, if increases in operating expenses precede or are not subsequently followed by commensurate increases in revenues, or if we are unable to adjust operating expense levels accordingly, our business will be materially and adversely affected. Because of our current financial condition, our financial statements have been prepared assuming we will be able to continue as a going concern.

WE HAVE A WORKING CAPITAL DEFICIT, WE CURRENTLY HAVE NO SOURCES OF FINANCING, AND WE MAY NOT BE ABLE TO OBTAIN ANY FINANCING IN THE FUTURE ON FAVORABLE TERMS, IF AT ALL.

     At January 31, 1999, we had a working capital deficit of $297,219. Our ability to maintain adequate working capital will be largely dependent upon our results of operations. Net cash used in the operation of our business was $275 for the period from inception (August 9, 1996) to July 31, 1997, as compared to net cash provided by operating activities of $3,169 for the year ended July 31, 1998. For the six-month period ended January 31, 1998, net cash provided in the operation of our business was $39,228 and as compared to net cash used in the operation of our business of $182,992 for the six months ended January 31, 1999. We may need to raise additional capital to fund future operations and to satisfy future capital requirements. If we are unable to secure sufficient capital in the future, our ability to pursue our business strategy will be limited and our results from operations may be impaired. The failure to raise any needed additional funds will likely have a material adverse effect on our company. In addition, it is possible that raising additional funds will result in substantial additional dilution.

OUR BUSINESS MODEL IS UNPROVEN AND DEPENDS ON THE MARKET'S ACCEPTANCE OF OUR SITEBLAZER NETWORK, AND IN PARTICULAR OUR SEARCH ENGINE.

     Our business model is to generate revenues by designing and developing Internet web sites and placing these web sites in the SITEBLAZER network. The profit potential of our business model is unproven, and, to be successful, we must, among other things, develop and market programs that achieve broad market acceptance and recognition by our customers, Internet advertisers, commerce partners and Internet users. Market acceptance of the SITEBLAZER network will depend, in large part, on the market's acceptance of our search engine. Our ability to generate significant revenues from SiteBlazer.com will depend, in part, on the development of the SITEBLAZER network and our ability to attract search engines and have web sites generate sufficient user traffic with characteristics that are attractive to such search engines.

IF OUR SERVERS AND HARDWARE EXPERIENCE SYSTEM FAILURE, OUR BUSINESS AND REPUTATION WOULD SUFFER.

     The performance of our servers and networking hardware and the Internet infrastructure is critical to our business and reputation and our ability to attract web users, new customers and commerce partners to our web sites. Any system failure that causes an interruption in service or a decrease in responsiveness of our web sites could result in less traffic on our web sites and, if sustained or repeated, could impair our reputation and the attractiveness of our brand name.

     Our servers are vulnerable to computer viruses, break-ins, and similar disruptions from unauthorized tampering. In addition, our operations are dependent upon our ability to protect our computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. Finally, to the extent we do not effectively address any capacity constraints, such constraints could cause system failure. The occurrence of any of these events could result in interruptions, delays or cessation in services.

WE MAY BE UNABLE TO EFFECTIVELY MANAGE GROWTH IN OUR OPERATIONS, WHICH MAY CAUSE A STRAIN ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.

     We have experienced rapid growth in our operations. This rapid growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. We have grown from three employees as of August 31, 1996, to 21 employees as of May 3, 1999. We expect that the number of employees will continue to increase for the foreseeable future, including the hiring of new programmers, graphic designers and other personnel. Furthermore, we must continue to improve our financial and management controls, reporting systems and procedures, and expand, train and manage our work force.


WE ARE DEPENDENT ON OUR FOUNDERS AND OTHER KEY PERSONNEL TO DEVELOP OUR BUSINESS. THE LOSS OF THESE INDIVIDUAL'S SERVICES WOULD ADVERSELY EFFECT OUR OPERATIONS.

     Our future success depends, in significant part, upon the continued service of our key technical, sales and senior management personnel, particularly Harry
L. White, chief executive officer and chairman of the board of directors, Lee A. Magness, chief financial officer, and Richard J. Finn, chief technology officer, all of whom have entered into employment agreements which expire in August 2001. The loss of the services of one or more of the our key personnel could have a material adverse effect on our business, results of operations and financial condition. We do not maintain "key man" life insurance policies for Messrs. White, Magness and Finn. Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and marketing, customer support, financial and accounting, and managerial personnel.

WE DEPEND ON THIRD PARTIES TO DISTRIBUTE OUR PRODUCTS AND SERVICES, AND WE HAVE A LIMITED HISTORY WITH THESE THIRD PARTIES IN WHICH TO EVALUATE THEIR EFFECTIVENESS.

     We rely on arrangements with independent resellers and licensees to market and distribute our software products. Under our arrangements with independent resellers and licensees, we typically grant a non-exclusive license to distribute our software technology and restrict the reseller's/licensee's ability to distribute software programs in competition with us. These independent resellers and licensees have only recently begun to offer our products and, as such, have extremely limited experience in distributing our software technology. We currently have agreements with Websource Media, L.L.C. Harry Bauge, Eduardo F. Azcoitia, West Marketing Services Corp. and Axis Technologies Corp. For the fiscal year ended July 31, 1998, Websource Media and Bauge accounted for an aggregate of $288,572 or 46% of revenues. The loss of one or more of the licensees or resellers that represent a material portion of our revenues could have a material adverse effect on our business. In addition, the non-payment or late payment of amounts due by a significant licensee or reseller could have a material adverse effect on our business. We cannot accurately predict the timing or the extent of the success of these resellers and licensees.

WE MAY BE UNABLE TO ENFORCE AND DEFEND OUR OWNERSHIP AND USE OF PROPRIETARY TECHNOLOGY.

     We regard our intellectual property as critical to our success, and we expect to rely upon trademark, service mark, copyright and trade secret laws in the United States and other jurisdictions to protect our proprietary rights. If our trademark registrations are not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, we may not be able to enter into arrangements with such third parties on commercially reasonable terms allowing Houston to continue to use such trademarks. Trademark, copyright and trade secret protection may not be available in every country in which our programs are available. In addition, although we plan to protect our proprietary rights through confidentiality agreements with employees, consultants, advisors, licensees, resellers and others, the confidentiality agreements may not provide adequate protection for our proprietary rights.

THERE IS NO MARKET FOR OUR COMMON STOCK AND IF ONE DEVELOPS, AS AN INTERNET RELATED COMPANY, IT WILL LIKELY BE VOLATILE. IN THE PAST, INTERNET RELATED COMPANIES HAVE BEEN SUBJECT TO LITIGATION AS A RESULT OF THIS VOLATILITY.

     Prior to this offering, there has been no public market for our common stock and we can provide no assurance that an active public market for the common stock will develop. The market prices for securities of Internet related companies have been highly volatile and the market has experienced significant price an volume fluctuations that are unrelated to the operating performance of Internet related companies. In the past, following periods of volatility in the market place of a specific company's securities, securities class action litigation has often been brought against that company.

     FOR ALL OF THESE REASONS, AND OTHERS SET FORTH BELOW, ANY PURCHASE OF THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. OUR FAILURE TO ADDRESS ANY OF THESE RISKS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

                      NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus, in particular in the "Risk Factors" and "Business sections, discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. In our opinion, important factors which may cause actual results to differ from projections include:

     - the success or failure of our management's efforts to implement their business strategy;

     - our ability to enter into joint ventures or partnerships with established industry participants;

     - our ability to raise sufficient capital to meet operating requirements;

     -    the uncertainty of consumer demand for our technology;

     -    our ability to protect our intellectual property rights;

     -    our ability to compete with major established companies;

     -    the effect of changing economic conditions;

     -    the effect of changing technology;

     -    our ability to attract and retain quality employees; and

     -    other risks which may be described in future filings with the SEC.

     We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

                                 THE RESCISSION OFFER

BACKGROUND

     In February, 1999, Houston sold 166,667 shares of common stock to two purchasers in a private offering. The rescission securities were sold to the rescission offerees in order to provide Houston with working capital. The rescission securities were not registered under the 1933 Act or the securities laws of any state, therefore, the rescission offerees may have the right under the 1933 Act and applicable state securities laws to rescind their purchases of the rescission securities to the extent an exemption from registration was not available. Houston estimates that if all rescission offerees accept the rescission offer, Houston would pay approximately $250,000, exclusive of interest, to repurchase all of the rescission securities.

LEGAL RIGHTS OF RESCISSION OFFEREES AND CONSEQUENCES OF ACCEPTANCE OR NON-ACCEPTANCE

     Under federal and state securities laws, the sale of securities, such as the rescission securities, must either be registered or exempt from registration. Absent the availability of an exemption from registration, the sale of securities in an unregistered transaction is a violation of federal and state securities laws; the purchaser's remedy for this violation is to bring an action against the seller for rescission within the period specified under the applicable statute of limitations. If successful, a purchaser would receive the price paid for the security plus interest at the statutory rate less any distributions made with respect to the security or, if the purchaser previously sold the security, the purchaser would receive the price paid for the security plus interest at the statutory rate less the proceeds received upon sale. Under federal law, an action for rescission must be brought within one year of the issuance of the shares in violation of the registration provisions, but in no event more than three years after the shares were offered to investors. State statutes of limitation vary.

     Houston is making the rescission offer in an attempt to insulate itself from future civil liability for rescission. Under many state statutes, the rescission offer, if carried out in compliance with the applicable statutes, extinguishes civil liability for rescission, regardless of whether the rescission offer is accepted.

     Houston may not be able to insulate itself from liability under federal securities laws because the SEC has taken the position that liability under federal law is not avoided because a potentially liable person makes a registered rescission offer. Rescission offerees should be aware, however, that because Houston, pursuant to the rescission offer, is unconditionally offering to rescission offerees exactly what they could receive in an action for rescission, under relevant case law there is authority that suggests that rescission offerees may be estopped from bringing any future claim for rescission. Houston expects to defend any future action for rescission on this basis. Alternatively, there is some authority that holds that rescission offerees may be deemed to have released Houston from future liability. In any event, rescission offerees who subsequently bring a rescission action may be limited in their recovery to no more than they would have received had they accepted the rescission offer. Thus, a rescission offeree who accepts the rescission offer may retain a federal cause of action but may not be entitled to additional damages and, in the view of the SEC, a rescission offeree who does not accept the rescission offer may retain a federal cause of action for rescission but any action may be subject to the defenses described above. In addition, in making a decision to accept or reject the rescission offer, rescission offerees should be cognizant of the statute of limitations and the possibility that Houston may claim that an exemption from registration was available with respect to a given sale of rescission securities.

     Rescission offerees should also be aware that if they successfully allege that a material misrepresentation or omission occurred in connection with the sale of the rescission securities, they may have additional causes of action with respect to the sale of the rescission securities under the antifraud provisions of state and federal securities laws. If a material misrepresentation of fact or omission of fact occurred in connection with the sale of the rescission securities, causes of action for common law fraud may also exist.

TAX CONSEQUENCES

     The federal income tax consequences of accepting the rescission offer are uncertain, and the consequences to each rescission offeree will depend, in part, on the circumstances and status of the rescission offeree. Generally, rescission offerees who transfer their rescission securities to Houston in exchange for the price paid by the rescission offeree for the rescission securities, plus interest at the statutory rate, less any distributions with respect to the rescission securities, will realize gain equal to the excess of (a) the aggregate amount paid by Houston to the rescission offeree for the rescission securities, over (b) the price originally paid by the rescission offeree for such securities. If the rescission offeree previously sold the rescission securities, the rescission offeree who accepts the rescission offer will realize gain an amount equal to the aggregate amount paid by Houston to the rescission offeree.

     Any gain realized as a result of accepting the rescission offer must be recognized. There is no direct authority, however, regarding the character of the gain for federal income tax purposes. Nevertheless, under general federal income tax principles, rescission offerees who hold their rescission securities as a capital asset on the date of the exchange (or, in the case of a prior sale of rescission securities, rescission offerees who held their rescission securities as a capital asset on the date of the prior sale or exchange), should be entitled to report gain recognized as a result of accepting the rescission offer as a distribution in redemption of, or in exchange for, the rescission securities, subject to the provisions and limitations of Section 302 of the Internal Revenue Code of 1986, as amended.

     The discussion concerning certain federal income tax matters does not address all potentially relevant federal income tax matters, or the consequences to persons who, because of their circumstances or status are subject to special federal income tax treatment. The discussion does not address state, local or foreign tax issues, and is not intended as tax advice to any person. CONSEQUENTLY, RESCISSION OFFEREES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF ACCEPTING THE RESCISSION OFFER, INCLUDING TAX REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY CHANGES IN THE TAX LAWS.

RESCISSION OFFER

     Houston hereby offers the rescission offerees the right to rescind their purchases of the rescission securities. Rescission offerees who accept the rescission offer shall be entitled to exchange their rescission securities for cash in the amount of the price paid, plus simple interest at the rate of 9% per annum, from the date the rescission securities were purchased, less the rescission securities. Rescission offerees who accept the rescission offer but disposed of their rescission securities at a price less than the original purchase price paid to Houston are entitled to receive cash in the amount of such difference, plus simple interest at the rate of 9% per annum on the difference from the date of disposition. As of the effective date of the prospectus $250,000 will be held in escrow with Texas Commerce Bank, N.A. for payment to rescission offerees who elect to rescind their purchases.

     The rescission offer will terminate at 5:00 p.m. local time, Houston, Texas on July 28, 1999. Accordingly, rescission offerees will have thirty
(30) business days to respond to the rescission offer. Rescission offerees who have not previously disposed of their rescission securities may accept the rescission offer only be completing the rescission agreement accompanying this prospectus as Attachment A and returning it to Houston by 5:00 p.m. on the rescission expiration date, together with the certificates and documents evidencing the rescission securities, as adjusted to give effect to any distributions paid with respect to such rescission securities, properly endorsed for transfer. Rescission offerees who have previously disposed of their rescission securities may accept the rescission offer only by completing the rescission agreement accompanying this prospectus and returning it to Houston by 5:00 p.m. on the expiration date.

     Any rescission offeree who fails to return a signed rescission agreement or, if required, fails to tender the rescission securities by the expiration date shall be deemed to have rejected the rescission offer.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the rescission agreement will be determined by Houston, which determination will be final and binding. Houston reserves the absolute right to reject any or all rescission agreements not properly completed or if their acceptance, in the opinion of the counsel to Houston, would be unlawful. Houston also reserves the right to waive any irregularity in the rescission agreement. Houston's interpretation of the terms and conditions of the rescission agreement (including the instructions in the rescission agreement) shall be final and binding. Houston shall not be under any duty to give notification of defects in connection with rescission agreements or incur any liability for failure to give such information.

     Upon the terms and subject to the conditions of the rescission offer, payment of the purchase price and interest to rescission offerees who elect to rescind will be made as soon as practicable after receipt by Houston of the rescission agreement and the certificates and/or documents evidencing the rescission securities.

     Rescission offerees who elect not to accept the rescission offer need not submit a response to the rescission offer. Rescission offerees who do not respond to the rescission offer will continue to be the owners of the rescission securities and will hold rescission securities subject to the restrictions which were in effect at the time of their issuance.

     UNDER TEXAS LAW, RESCISSION OFFEREES MAY NOT SUE FOR LIABILITY UNDER
ARTICLE 581-33 OF VERNON'S ANN. TEXAS CIV. ST. UNLESS THEY ACCEPT THE RESCISSION OFFER AND DO NOT RECEIVE THE AMOUNT OF THE OFFER, OR THEY REJECT THE RESCISSION OFFER IN WRITING WITHIN 30 DAYS OF ITS RECEIPT AND EXPRESSLY RESERVE IN THE REJECTION THE RIGHT TO SUE, IN WHICH CASE THEY MAY SUE WITHIN ONE YEAR FROM THE REJECTION.

                                   USE OF PROCEEDS

     Houston will not receive any proceeds from the resale of common stock by the selling stockholders.

                                   DIVIDEND POLICY

     Houston has not paid any dividends on its common stock and expects to retain any future earnings for use in its business. Future dividend policy will be determined by the board of directors and will depend on a number of factors, including Houston's future earnings, capital requirements, financial condition and future prospects, restrictions on dividend payments pursuant to any of Houston's future credit or other agreements, and such other factors as the board of directors may deem relevant.

                                    CAPITALIZATION

     The following table sets forth the capitalization of Houston at January 31, 1999. This table should be read in conjunction with Houston's financial statements and notes included elsewhere in this prospectus.

                                                             JANUARY 31, 1999
   Long-term debt . . . . . . . . . . . . . . . . . . . . . .     $     -

   Shareholders deficit:

       Common Stock, no par value,
       50,000,000 shares authorized; 16,281,633
       shares issued and outstanding. . . . . . . . . . . . .       1,090,950

       Stock subscription receivables . . . . . . . . . . . .         (14,609)

       Accumulated deficit. . . . . . . . . . . . . . . . . .      (1,355,211)
                                                                  -----------
                                                                  -----------
       Total shareholders' equity (deficit) . . . . . . . . .     $  (278,870)
                                                                  -----------
                                                                  -----------
   Total capitalization . . . . . . . . . . . . . . . . . . .     $  (812,080)

                              __________________________

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                     FINANCIAL CONDITION AND RESULTS OF OPERATION

     The following discussion should be read in conjunction with the financial statements and notes contained in this prospectus.

GENERAL

     The following analysis compares the financial condition of Houston for the period from inception (August 9, 1996) to July 31, 1997 and the year ended July 31, 1998, and for the six months ended January 31, 1998, as compared to the six months ended January 31, 1999.

     Houston recognizes revenue as services are provided, in accordance with customer agreements. For the year ended July 31, 1998, approximately 24% and 22% of Houston's total revenues were derived from Websource Media, a company licensee, and Bauge, an independent reseller, respectively. Royalty income from software licensing agreements is recognized as it is earned per the individual terms of each royalty agreement, and is generally comprised of a minimum amount plus a stated percentage of the applicable licensee's sales. Houston uses the direct write-off method in accounting for bad debts, the results of which are not materially different from the allowance method.

     Houston accounts for property and equipment at cost with depreciation calculated using the straight-line method over its estimated useful lives ranging from five to ten years. When assets are retired or otherwise removed from the accounts, any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred and significant renewals and improvements are capitalized.

     Houston utilizes the liability method in accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using anticipated tax rates and laws that will be in effect when the differences are expected to reverse. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is likely that the deferred tax assets will not give rise to future benefits in Houston's tax returns.

RESULTS OF OPERATIONS

     RESULTS OF OPERATIONS FOR THE PERIOD FROM INCEPTION TO JULY 31, 1997 COMPARED WITH THE RESULTS OF OPERATIONS FOR THE YEAR ENDED JULY 31, 1998, AND FOR THE SIX MONTHS ENDED JANUARY 31, 1998 COMPARED WITH THE SIX MONTHS ENDED JANUARY 31, 1999.

     Revenues increased from $185,994 for the period from inception through July 31, 1997 to $628,070 for the year ended July 31, 1998. The increase of $442,076 or 238% was primarily due to growth in web sites developed and SITEBLAZER license sales. Revenues decreased from $262,437 for the six months ended January 31, 1998, to $258,797 for the six months ended January 31, 1999. The decreased amount is $3,690 and is attributable to decreased dial up resales.

     Consulting expense increased from $-0- for the period from inception through July 31, 1997 to $749,990 for the year ended July 31, 1998. The increase of $749,990 reflects the issuance of common stock to PinkMonkey.com in exchange for consulting services. The fair value of these issued shares totaling $749,990 was recorded as a consulting expense by Houston in July 1998.

     Advertising expense increased from $12,173 for the six months ended January 31, 1998, to $33,173 for the six months ended January 31, 1999. The increase of $21,000 or 173% primarily reflects costs of print advertising for the launch of Political Net.com.

     General and administrative expenses increased from $3,605 for the period from inception through July 31, 1997 to $20,096 for the year ended July 31, 1998. The increase in general and administrative expenses of $16,491 or 457% primarily reflects Houston's emergence from its development stage. General and administrative expenses increased from $3,152 for the six months ended January 31, 1998 to $47,803 for the six months ended January 31, 1999. The increase in general and administrative expenses of $44,651 or 1,417% primarily reflects Houston's emergence from its development stage.

     Houston had a ($64,832) net loss for the period from inception through July 31, 1997 compared with a net loss of ($781,595) for the year ended July 31, 1998. The increased net loss of $716,763 or 1,106% is due primarily to the promotional expense recorded by Houston in July 1998 for the fair value of common stock issued to PinkMonkey.com. Houston had a ($13,587) net loss for the six months ended January 31, 1998 compared with a net loss of ($508,784) for the six months ended January 31, 1999. The increased net loss of $495,197 or 3,644% is due primarily to the increase in professional fees associated with this registration statement and an increase in salaries of $197,816.

     Net loss per share of common stock increased from $(.00) to $(.05) for the period from inception (August 9, 1996) through July 31, 1997, compared to the year ended July 31, 1998.

     Houston may in the future experience significant fluctuations in its results of operations. Such fluctuations may result in volatility in the price and/or value of Houston's common stock if any market develops. Results of operations may fluctuate as a result of a variety of factors, including demand for Houston's design and creation of Internet web sites, the introduction of new products and services, the timing of significant marketing programs, the success of reseller and license agreements, the number and timing of the hiring of additional personnel, competitive conditions in the industry and general economic conditions. Shortfalls in revenues may adversely and disproportionately affect Houston's results of operations because a high percentage of Houston's operating expenses are relatively fixed. Accordingly, Houston believes that period to period comparisons of results of operations should not be relied upon as an indication of future results of operations. There can be no assurance that Houston will be profitable. Due to the foregoing factors, it is likely that in one or more future periods Houston's operating results will be below the expectations of the investor.

     The financial statements included herein have been prepared assuming Houston will be able to continue as a going concern. Houston has a working capital deficit of $106,092 and a stockholders' deficit of $92,427 at July 31, 1998, and experienced significant losses in fiscal 1998 which raise doubts about Houston's ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

LIQUIDITY AND CAPITAL RESOURCES

     As of January 31, 1999, Houston's primary source of liquidity was $43,640 of cash and $51,246 of accounts receivable. Houston's working capital deficit and shareholders' deficit was $81,969 and $74,419 at January 31, 1998, as compared to a working capital deficit of $297,219 and a shareholders' deficit of $278,870 at January 31, 1999.

     Net cash provided by operating activities during the year ended July 31, 1998 was $3,169 compared with net cash used in operating activities of $275 for the period from inception through July 31, 1997. The increase in net cash provided by operating activities was primarily due to the decreased net loss after backing out the effect of the consulting expenses recorded in July 1999 described herein. Net cash used in operating activities during the six months ended January 31, 1999 was $182,992 compared with net cash provided by operating activities of $39,228 for the six months ended January 31, 1998. The increase in net cash used in operating activities was primarily due to the increase in net loss for the six months ended January 31, 1999 of $495,187, offset by common stock issued as compensation and a decrease in accounts receivable.

     Net cash used in investing activities the year ended July 31, 1998, was $2,332 compared with net cash used in investing activities of $14,796 for the period from inception to July 31, 1997, respectively. The decrease in the net cash used in investing activities is attributed to the decrease in the purchase of property and equipment. Net cash used in investing activities was $2,332 and $5,954 for the six months ended January 31, 1998 and the six months ended January 31, 1999, respectively. The increase in the net cash used in investing activities was attributed to an increase in purchases of property and equipment.

     Net cash provided by financing activities was $25,275 for the period from inception (August 9, 1996) through July 31, 1997 compared with net cash provided by financing activities of $7,947 for the year ended July 31, 1998. The decrease in net cash provided by financing activities was primarily due to the repayment of a note. Net cash provided by financing activities was $5,414 for the six months ended January 31, 1998 compared with net cash provided by financing activities of $213,598 for the six months ended January 31, 1999. The increase in net cash provided by financing activities was primarily due to proceeds from issuance of common stock of $198,200.

     Houston's internally generated cash flows from operations have historically been and continue to be insufficient for its cash needs. As of May 3, 1999, Houston's sources of external and internal financing were limited. It is not expected that the internal source of liquidity will improve until significant net cash is provided by operating activities, and until such time, Houston will rely upon external sources for liquidity. Houston has an unsecured revolving line of credit in the amount of $30,000 with Texas Commerce Bank, and to date has $30,000 available. In June 1999, Mr. Magness loaned Houston $250,000 pursuant to a one year promissory note which bears interest at 10% per annum in order to finance potential payment to rescission offerees. In the event the rescission offer is accepted, payment to the rescission offerees could have a material adverse effect on Houston's financial condition. If Houston is unable to repay the note when due, it may need to obtain additional financing. There can be no assurance that Houston will be able to obtain additional financing on reasonable terms, if at all. Until Houston can obtain monthly sales levels of approximately $90,000 which would be sufficient to fund current working capital needs, there is uncertainty as to the ability of Houston to expand its business and continue its current operations. Houston believes that it will be able to satisfy its cash requirements for the next 12 months. Historically, revenues have covered costs. Management believes that projected revenues from licensees will cover costs. There is no assurance that the current working capital will be sufficient to cover cash requirements for the balance of the current fiscal year or to bring Houston to a positive cash flow position. Lower than expected earnings resulting from adverse economic conditions or otherwise, could restrict Houston's ability to expand its business as planned, and if severe enough may shorten the period in which the current working capital may be expected to satisfy Houston's requirements, force curtailed operations, or cause Houston to sell assets. The financial statements included herein have been prepared assuming Houston will be able to continue as a going concern. Houston has a working capital deficit of $106,092 and a stockholders' deficit of $92,427 at July 31, 1998, and experienced significant losses in fiscal 1998 which raise doubts about Houston's ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

ABANDONMENT OF THE DISTRIBUTION

The SEC and state securities boards detailed a substantial number of requirements in order to effectuate the distribution of 750,000 shares of Houston common stock held by PinkMonkey.com. Houston determined that the time and costs to comply with these requirements outweighed the benefits of the distribution. Management believes the main benefit of the distribution was that Houston would become a reporting company under the Exchange Act.
By registering the resale of the 252,633 shares of Houston common stock held by the selling stockholders, Houston became a reporting company upon effectiveness of the registration statement. Although a portion of the consideration paid by PinkMonkey.com was the distribution of the shares to its shareholders, it constituted only a small part of the consideration which was comprised primarily by services rendered by principals of PinkMonkey to Houston. PinkMonkey.com issued a press release announcing its decision to retain the 750,000 shares of Houston common stock for investment purposes. PinkMonkey.com also indicated that although it did not intend to distribute the shares of Houston common stock at this time, it may do so in the future.

IMPACT OF YEAR 2000

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of Houston's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Houston's board of directors has developed a Year 2000 strategy and has established a committee to determine the extent to which Houston's operations are vulnerable to Year 2000 Issues. Houston believes its operations are Year 2000 compliant. However, variability of definitions of "compliance" with the Year 2000 and of different combinations of software, firmware, and hardware may lead to lawsuits against Houston. The outcomes of any such lawsuits and the impact of Houston are not estimable at this time. The Year 2000 may affect Houston's internal systems, however management believes the effect will be minimal as Houston purchased its hardware systems within the last two years from name manufacturers who have certified the equipment year 2000 compliant in their manufacturer's warranty. Management believes out of pocket costs associated with Year 2000 will be minimal. Houston has reviewed its internal programs and has determined there are no significant Year 2000 issues within its systems or services. However, although Houston believes its systems are Year 2000 compliant, the equipment and software used by its licensees, resellers or customers may not be Year 2000 compliant. Failure of such third-party equipment or software to properly process dates for the year 2000 could result in unanticipated expenses and loss of revenues, which could have an adverse effect on Houston's business. There can be no guarantee that the systems of other companies on which Houston's operations rely will be timely converted. Any Year 2000 compliance problems of Houston could have a material adverse effect on Houston's business.

                                      BUSINESS

HOUSTON

     Houston was incorporated in the State of Texas in August 1996. Houston is a web development company that specializing in the design, creation and marketing of cost-effective Internet products. Houston strives to provide businesses, of all sizes, with interactive Internet web sites along with marketing services, to create long-term value for its customers worldwide. Some of Houston's marketing services include:

     - search engine marketing, which is marketing via advertisements that post findings on the results page of a search on the Internet,

     -    news group postings,

     - custom statistical counters which provide statistical information about the visitors to a web site,

     - web site tracking logs which record the number of visitors to a web site, and

     -    other traditional marketing methods.

In addition, Houston develops customized software programs, on various platforms, that are Internet compatible (i.e. accounting/finance interfaces, online databases and Oracle/Lotus Internet database interfaces). Houston's long-term strategy is to create valuable interactive web sites, e-commerce interfaces/sites and Intranets and Extranets, which will empower companies to utilize the super-efficiencies of the Internet worldwide. Houston assists its customers in improving their Internet presence for products or services offered. Houston uses proprietary technology for the creation of web sites which increases the chances that Houston's customers' web sites are seen by an Internet user irrespective of the search engine used. Most of Houston's custom web sites have password protected administrative areas that allow Houston's customers to update their site with little or no programming skills. Although the majority of Houston's current revenues are derived from custom web site design and search engine marketing, Houston is expanding its operations to include a wider variety of interactive databases, electronic commerce sites, and network security.

     Houston offers instant web presence through SiteBlazer.com by offering its customers a tool to build customized, updateable web sites. Houston developed SiteBlazer.com as a solution for mass production of affordable custom/dynamic web sites. Management expects SiteBlazer.com to provide an avenue for timely web site production at a reduced cost. Houston's business divisions utilize SiteBlazer.com and Houston's proprietary technology. Customers' web sites are included in the SiteBlazer.net network search engine if the monthly hosting fee is maintained.

THE INTERNET AND WORLD WIDE WEB

     The Internet is a global collection of thousands of computer networks interconnected to enable commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. The Internet was historically used by a limited number of academic institutions, defense contractors and government agencies. It was used primarily for remote access to host computers and for sending and receiving electronic mail. Presently, commercial organizations and individuals are dominating the use of the Internet. Recent technological advances, improved microprocessor speed and the development of easy-to-use graphic user interfaces, combined with cultural and business changes, have enabled the Internet to be integrated into the operations, strategies, and activities of countless commercial organizations and individuals.

     The Internet and the World Wide Web have introduced fundamental and structural changes in the way information can be produced, distributed and consumed, lowering the cost of publishing information and extending its potential reach. Companies from many industries are publishing product and company information or advertising materials, collecting customer feedback and demographic information interactively, and offering their products for sale on the web. The structure of web documents allows organizations to publish significant quantities of product information, while simultaneously allowing each user to view only those elements of the information which are of particular interest to them. This feature makes possible the dynamic tailoring of information delivery, to each user's interests, timely and cost effective. The web, by facilitating the publishing and exchange of information, is dramatically increasing the amount of information available to users.

BUSINESS STRATEGY

     The mission of each Houston division is to become one of the predominant service providers within each division's respective market niche. The critical success factors are:

     - understanding, developing and applying information technology to the Internet, interactive media markets, and data access and software tools;

     - narrowing market focus while consummating strategic alliances to complement product and service offerings;

     - investing in strategic Internet or interactive media investments or acquisitions, and

     -    most importantly, a continued understanding of customers' needs.

     Management expects to utilize its expertise in database design/development and project management to create new database management products, and a suite of product and service offerings, that will enable sophisticated direct interactive marketing environments. Management believes these new products will enable Houston to take advantage of the demand for data management services created from the Internet and interactive media, while continuing to grow and invest in its design and development of web sites.

     Houston has adopted a strategy of seeking opportunities to realize gains through the selective investment in companies whose web sites are designed and developed by Houston. Houston believes that this strategy provides the ability to increase shareholder value, as well as provide diversification within Houston. Additionally, Houston plans to continue to develop and refine the products and services of its businesses, with the goal of increasing revenue as new products are commercially introduced.

     With respect to its businesses, Houston will seek to expand its participation in Internet, and interactive media industries, and increase its market share. Key elements of this strategy include:

     - UTILIZE THE LATEST TECHNOLOGY AVAILABLE TO THE INTERNET, INCLUDING JAVA, JAVASCRIPT, NEOWEB SCRIPT, TCL/TK AND SHOCKWAVE, TO ACHIEVE OPTIMUM INTERNET PRESENCE. Houston builds web sites without the use of editors based on hypertext markup language (HTML), which is an authoring language used to create documents on the World Wide Web. Such editors often do not support many new additions to the web and use codes designed for one particular kind of web server that could present problems. Houston is constantly increasing its technological capabilities through the enhancement of existing software and the re-engineering of Houston's proprietary database software in order to allow Houston's customers greater ability to access, analyze and update their own databases through the use of Houston's computer services and software.

     - CONTINUE TO ENHANCE AND EXPAND HOUSTON'S PRODUCTS AND SERVICES. Houston has invested significant resources in new business ideas or investments which seek to capitalize on opportunities surrounding the growth of the Internet and the interactive marketing industry. Houston intends to continue to pursue the growth and development of its technologies and services and to introduce its products commercially.

     - PROVIDE THE HIGHEST LEVEL OF CUSTOMER SERVICE. Management plans to create an Internet presence that adds value to its clients organizations.

     - PURSUE INNOVATIVE ADVERTISING SOLUTIONS. Houston is actively seeking to develop innovative ways for advertisers to effectively reach their target audiences through the Internet. Houston designs and offers customized packages which include the ability to change advertisements quickly and frequently, to link a specific search term to an advertisement, to conduct advertising test campaigns with rapid result delivery and to track daily usage statistics. Houston is continuing its development of software that will provide it with the ability to target ads based on demographics and usage patterns.

     - CROSS-SELL PRODUCTS AND SERVICES. Houston is involved in many aspects of the direct marketing sales cycle. Houston has experienced initial success in increasing the number of products and services purchased by its existing clients and intends to further this expansion.

                                     DIVISIONS

CUSTOM WEB SITE DEVELOPMENT

     Houston develops high-end custom web sites, encompassing original graphics and innovative layouts. Houston's business strategy is to develop and design web sites that achieve growth and organizational optimization for Houston's customers by creating more efficient navigation, utilizing interactive databases, and by using proprietary technology to increase the likelihood of being found at or near the top of search engines. Management believes that its web site pricing is very competitive. The interactive databases enable customers to self-manage their web sites internally. Many of Houston's proprietary scripting programs are adapted and included in individual web sites, allowing customers to manage, modify, and maintain their web sites with little or no programming knowledge. Houston currently hosts one hundred eighty custom web sites which it has developed.

     SITEBLAZER.COM

     The focus of SiteBlazer.com is to allow companies to build customized, updateable web sites, within minutes, at a reduced cost. According to ADVERTISING AGE'S NETMARKETING April 1999 Web Price Index, the median price for small interactive web sites is $78,000, which does not include fees for hosting or changes. For approximately $450 plus a $20 per month hosting fee, SiteBlazer.com offers customers a three page web site. Also through SiteBlazer.com, Houston offers additional options for customers to purchase and add to their site, i.e., products page, what's new page, press release page, services page, calendar of events page, interactive forum page and a wide variety of counters, statistic programs, and shopping cart or e-commerce solutions. The individual makes changes to the web site, eliminating any fees for changes. SiteBlazer.com sites also offer an economic avenue to broaden a client's Internet exposure. SiteBlazer.com offers hundreds of professional images, templates, and graphic designs. SiteBlazer.com's templates are constantly replaced, giving web site visitors an appearance of the site being constantly updated. These changes are randomly selected from a large collection of templates which are custom designed for specific business categories. With client-related information and content, SiteBlazer.com can build a site. SITEBLAZER sites can be built individually on-line, or data can be collected and uploaded in batches. With SiteBlazer.com, Houston's customers are given a password which allows them to change information on their site at any time, at no extra charge. In addition, when web sites are created, description, title, and keyword tags are automatically embedded in them to attract major search engines. Management believes SiteBlazer.com's templates and databases are easily adapted to other SITEBLAZER applications and Houston plans to license its technology with a desire to reach a large number of customers. A web site may be in existence for testing purposes to a limited audience. The launch of a web site is the date the web site becomes available to the general public. SiteBlazer.com has been in existence since January 1998 and was launched May 1998. Houston has developed one thousand five hundred ninety five SiteBlazer.com web sites. Houston's licensees have developed approximately forty-five thousand SiteBlazer.com web sites.

     SITEBLAZER NETWORK

     The SITEBLAZER network is a business-to-business web guide/search engine designed to increase sales for its customers. The SiteBlazer.com program allows a business to have a stand-alone customized web site and still be part of the SITEBLAZER network. Houston believes that the SITEBLAZER network contains up-to-date information, as each web site must pay a monthly hosting fee in order to continue to be on the SITEBLAZER network. Houston is populating the SITEBLAZER network with SiteBlazer.com web sites and expects to launch the SITEBLAZER network as a search engine. At the time of launch, the SITEBLAZER network will allow non-SiteBlazer.com web sites to be included in the SITEBLAZER network search engine for a nominal fee.

     INTERACTIVE DATABASES

     Houston has developed proprietary technology involving interactive databases. The interactive databases enable customers to self-manage their web sites internally. Many of Houston's proprietary scripting programs are adapted and included in individual web sites, allowing customers to manage and modify their web sites. Houston's interactive databases offer a cost-effective alternative to products and services offered by its competitors, and have been successfully implemented in a wide range of applications and by Fortune 500 companies, like Union Carbide and CSX.

     POLITICAL NET.COM

     Houston's Political Net.com provides what management believes will be a rapidly growing network of political web sites by including links to existing sites in the database which are updated on an on-going basis. Visitors can search for politician's sites, participate in online political discussions, keep up-to-date with the most recent news or political events, or even cast their vote in weekly polls. Political Net.com also has chat rooms that focus on topics of interest ranging from family and education issues to foreign affairs. Houston believes that Political Net.com provides politicians with a tool to build web sites for themselves quickly and more economically than ever before. Besides offering politicians inexpensive custom web sites, Political Net.com supplies sites to political parties at the county level and above, free of charge. Politicians are already operating sites on Political Net.com.

     Political Net.com provides candidates with an opportunity to employ online questionnaires. Candidates can post up to twenty customized questions on their site which saves the costs associated with printing and mailing questionnaires. Potential voters can fill out the questionnaires and submit them with a keystroke. Candidates receive realtime information on what their constituents think about the issues, and can tailor their approaches accordingly. For $500, politicians get a web site with six pages (home page, more info, newsletter, press releases, a contact form for voters to fill out for more information, and an interactive forum page where readers can post their comments or questions) and candidates can post their answers or views. For additional charges, politicians can load up to three pages of their existing literature or brochures into their sites. They can also have their own photo gallery of up to 20 pictures or include up to five minutes of video clips or campaign commercials. Political Net.com's technology is derived from the adaptability of SiteBlazer.com and the SITEBLAZER network. Political Net.com provides a gateway for users to search for their local politicians or candidates and interact with them. Management believes current issues, on-line voting, news feed and resource links make Political Net.com attractive to the average Internet user as well as political parties. Political Net.com has been in existence since July 1998 and was launched in August 1998. Houston has developed one hundred ten Political Net.com web sites.

     ONLINE ACCOUNTING FINANCIAL PACKAGE

     Houston is currently developing an online accounting financial package to utilize the Internet to perform accounting work anywhere in the world. The online accounting financial package will allow a company to maintain its records online, including receipts and invoices. The online accounting financial package entails scanning invoices and receipts offsite by existing employees of the particular company. The online accounting financial package utilizes the Internet, and its inexpensive costs, to transmit all of its data throughout the world. All data is archived in a securable database on a secure Internet server. This system may reduce, or even eliminate, the traveling expenses of accountants/bookkeepers. Online accounting has been 30% developed. Expected launch is the fourth quarter of 1999. Houston is not aware of any material conditions or uncertainties which need to be resolved prior to commercialization.

     ONLINE AUCTION SYSTEM

     Houston has developed an online auction system which will allow traditional sealed bids or bids that can be viewed online. The online auction system allows dealers to view and bid on items online with products being sold to the highest bidder. The online auction system is adaptable and can be altered from a silent auction, to an auction where the highest bid and bidder are known. In order to utilize the online auction system, a person will need to be pre-approved by Houston based on standards provided by the entity hosting the auction. Beta-testing is the last stage of testing for a computer product prior to its commercial release. Beta-testing usually involves sending the product to test sites outside Houston for real world exposure. Online auction was successfully beta-tested by CSX in December 1998. Online auction was launched in February 1999. Online auction needs no additional development prior to commercialization, and there are no material conditions or uncertainties which need to be resolved prior to commercialization.


     CAMPUS NETWORK

     Houston developed Campus Network to allow individuals of organizations to build customized, up-datable web sites. Management expects to offer Campus Network to alumni, student groups and organizations, and fraternities and sororities. Campus Network will allow each individual to have his own customized web site, and also to be a part of a group web site. Campus Network utilizes the SiteBlazer.com program and the SITEBLAZER network. Campus Network was fully beta-tested in November 1998. Campus Network was launched in January 1999. Campus Network needs no additional development prior to commercialization, and there are no material conditions or uncertainties which need to be resolved prior to commercialization.

     HUNTING AND FISHING.COM

     Houston is developing Hunting and Fishing.com and expects it to become one of the most comprehensive collections of hunting and fishing resources on the Internet. Houston plans to utilize SiteBlazer.com and the SITEBLAZER network technology for classified advertisements on Hunting and Fishing.com's searchable catalogs to search for: merchandise, hunting and fishing equipment, hunting and fishing licenses/leases, locations to visit and where to stay, state parks and wildlife, hunting seasons and hunting and fishing regulations. Hunting and Fishing.com will allow users to maintain an independent web site, while at the same time being part of a network.
Hunting and Fishing.com is 60 % complete. The expected launch date is Fall 1999. Houston is not aware of any material conditions or uncertainties which need to be resolved prior to commercialization.

     LEGAL NET

     Houston is developing a legal network to utilize the technology of the SITEBLAZER network to offer web sites to attorneys and law firms. Houston expects attorneys and law firms to utilize Legal Net to increase the exposure of their web sites by targeting specific topics which will raise the likelihood of placement/selection on search engines. Legal Net is complete, but has not been beta-tested. The expected launch date is summer 1999. Houston is not aware of any material conditions or uncertainties which need to be resolved prior to commercialization.

COMMERCE PARTNER

     ARFRA

     Houston owns a 30% interest in ARFRA, an Internet provider of pet medical records. ARFRA provides documented medical records detailing a pet's medical history in the event that an unexpected medical emergency should arise, or simply to provide a more organized record of a pet's medical history. ARFRA provides all participating veterinarians from anywhere in the continental United States, timely access to a pet's medical history. With ARFRA, pet-owners have the ability to offer timely, life-saving information to all emergency veterinary personnel by presenting an ARFRA access card to any veterinarian and the pet's medical history will be available twenty-four hours a day, three hundred and sixty-five days a year. Each record is securely protected by a personal identification number. The annual cardmember fee is only $25 per year. Nominal update fees may be assessed depending upon the veterinarian visited. ARFRA also offers a unique service called pet-locator. By simply contacting any participating veterinarian, pet-owners now have the unique ability to immediately post a "Lost Pet" bulletin to the network. The bulletin will remain a part of the network records until ARFRA is notified of a pet's recovery. To further assist in the recovery effort, ARFRA will broadcast a personal e-mail message about a missing pet to all ARFRA cardmembers in a member's specific area. In addition, ARFRA allows pet-owners the ability to identify a veterinarian through "Vet Locator." Vet Locator is a network catalog of licensed veterinarians throughout the United States that is provided on a complimentary basis to all members. Houston expects to utilize SITEBLAZER technology, allowing pet owners and prospective pet owners to design web sites for: the purchase and sale of pets, grooming/breeding and care of pets, and a pet cemetery. The sites will be indexed in a search engine specific to ARFRA and with the same restrictions as the SITEBLAZER network. ARFRA currently does not have any revenues, and has not distributed any dividends. In addition, other than test participants, there are currently no participating pets or vets in the ARFRA system. Houston can provide no assurance that ARFRA will become profitable in the future. The majority shareholder of ARFRA has granted Houston an option to purchase the remaining 70% of ARFRA in exchange for 10,000 shares of Houston common stock.

                                AFFILIATED TRANSACTION

NETTRADE ONLINE, L.L.C.

     In November 1997, Houston entered into an agreement with NetTrade Online, L.L.C., a Texas limited liability company, to design, develop, produce and install a computer program and related materials consisting of an interactive web site providing real time/on-line trading of various commodities, incorporating functions commercially available at the time. Houston agreed to provide all system engineering services necessary to design, develop, produce, install, and maintain the program and the hardware. These services include, but are not limited to, special studies, programming and application design and development, systems analysis and design, conversion and implementation planning, and installation evaluation.
Houston intends to expand this technology to other commodities. NetTrade paid Houston $80,000 in connection with this agreement. Webvest, Inc., a company owned by Messrs. White, Magness and Finn, has a 20% ownership interest in NetTrade.

     NetTrade has been fully beta-tested, and was launched in April 1999. NetTrade needs no additional development prior to commercialization, and there are no material conditions or uncertainties which need to be resolved prior to commercialization. Over three hundred individuals have listed for trading on NetTrade, and transactions have been consummated.

SALES AND MARKETING

     Houston markets its products and services through a marketing staff using both telemarketing and direct sales. Houston advertises its products and services through several media sources including trade journals and radio advertising. Houston is in the process of developing a television media campaign. Houston attends numerous trade shows in the Internet, high technology, and business markets, while further supplementing its sales efforts with space advertising and product and services listings in appropriate directories.

COMPETITION

     The market for customers, visitors and related products and services are intensely competitive and such competition is expected to continue to increase. There are no substantial barriers to entry in this market and Houston believes that its ability to compete depends upon many factors within and beyond its control, including:

     - timing and market acceptance of new products and services developed by Houston and its competitors,

     -    customer service and support,

     -    sales and marketing efforts, and

     - the ease of use, performance, price and reliability of Houston's products and services.

     Houston competes with:

     -    Internet content providers and ISPs, including web directories,

     -    search engines,

     -    shareware archives,

     -    content sites,

     - commercial online services and sites maintained by Internet service providers,

     - as well as thousands of Internet sites operated by individuals and government and educational institutions.

Houston believes that the principal competitive factors in attracting customers include the amount of traffic on its web site, brand recognition, customer service, the demographics of Houston's customers and viewers, Houston's ability to offer targeted audiences and the overall cost-effectiveness of the products and services offered by Houston. Houston believes that the principal competitive factors in attracting search engines to a customer's web site include Houston's design, title, meta tags descriptions and key words. Houston believes that the number of Internet companies relying on revenues from their company web site will increase substantially in the future. In turn, Houston will likely face increased competition, resulting in increased pricing pressures on its web site design rates which could in turn have a material, adverse effect on Houston's business.

RESEARCH AND DEVELOPMENT

     Houston develops and markets a variety of Internet related products and services, as well as a number of database software technologies. These industries are characterized by rapid technological development. Houston believes that its future success will largely depend upon its ability to continue the enhancement of its existing products and services and the development of other products and services which complement existing ones.
To date, Houston has incurred nominal research and development expenses. In order to respond to rapidly changing competitive and technological conditions, Houston expects to incur significant research and development expenses during the initial development phase of new products and services as well as on an on-going basis with established products.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Houston regards its technology as proprietary and attempts to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. Houston currently has no patents or patents pending and has not filed for patent protection, and does not anticipate that patents will become a significant part of Houston's intellectual property in the future.

     Houston pursues the registration of its trademarks in the United States and internationally. Houston has applied for the registration of the service mark and trademark SITEBLAZER and is in the process of applying for the registration of the trademark Politicalnet in the United States. Houston is applying for a European Community Trademark for international protection of SITEBLAZER in every country in the European Community. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which Houston's services are distributed or made available through the Internet, and policing unauthorized use of Houston's proprietary information is difficult.

     Houston currently licenses certain technologies to other companies and utilizes an independent reseller to market and distribute Houston's products and services. Houston has entered into the following material agreements:

     - In September 1997, Houston entered into an agreement with Websource Media in which Houston agreed to transport Internet protocol packets from Websource Media to the Internet and from the Internet to Websource Media. Websource Media paid a setup fee of $480 in connection with this agreement and pays Houston fees based on the number of hits per day. This agreement automatically renews for successive one-month terms at Houston's then month-to-month rates.

     - In June 1998, Houston entered into a software reseller agreement with Bauge in which Houston granted Bauge a non-exclusive license to market and distribute software products manufactured and hosted by Houston in return for royalty payments based on gross revenues of basic web sites and various other royalty payments. In June 1999, the agreement will automatically renew for successive one-year terms upon Bauge achieving certain sales levels.

     - In January 1999, Houston entered into a software reseller agreement Eduardo F. Azcoitia, dba Proses, in which Houston granted Proses the non-exclusive right to market and distribute software products manufactured by Houston in Mexico, Columbia and the Untied States. Houston receives a percentage of products sold by Proses.

     - In March 1999, Houston entered into a three year joint marketing agreement with West Marketing Services Corporation in which Houston granted West the exclusive right to direct telemarketing of Houston's Internet web site services in North America. In order to retain the exclusivity provision of the agreement, West is required to maintain certain minimum volume requirements. Houston receives a percentage of any sales made by West. The agreement automatically renews for successive three year terms.

     - In April 1999, Houston entered into a license and service agreement with Axis Technologies Corp. In which Houston agreed to grant Axis a non-exclusive license to utilize Houston's Internet web site generation application and market and sell Houston's products to Axis existing and future customers in the United States. Houston is entitled to receive a percentage of monthly gross revenues generated by Axis.

Houston enters into confidentiality agreements with respect to its proprietary technology and limits access to, and distribution of its proprietary information.

RISKS OF INFRINGEMENT IN INTERNET-RELATED INDUSTRIES

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and accordingly, the future viability or value
of any of our proprietary rights is unknown.   Any infringement or
misappropriation by third parties, should it occur, could have a material adverse effect on our business. Furthermore, our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us. From time to time we expect to be subject to claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us or our commerce partners. Any such future litigation could have a material adverse effect on our business. Claims of infringement and any resultant litigation could subject us to significant liability for damages and could result in invalidation of our proprietary rights. Even if not meritorious, claims of infringement could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on our business.

POSSIBLE ADDITIONAL TAX BURDENS

     We do not currently collect sales or other similar taxes in states other than Texas. However, one or more states may seek to impose sales tax collection obligations on out-of-state companies which engage in or facilitate online commerce, and a number of proposals have been made at the state and local levels that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce and could adversely affect our opportunity to derive financial benefit from our activities.

     Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been proposed by Congress. Failure to enact this legislation could allow various states to impose taxes on Internet-based commerce and the imposition of taxes could have a material adverse effect on our business.

GOVERNMENT REGULATION OF INTERNET ACTIVITIES

     Due to concerns arising in connection with the increasing popularity and use of the Internet, a number of laws and regulations may be adopted covering issues such as: user privacy, pricing, characteristics, acceptable content, taxation and quality of products and services. With the adoption of these laws or regulations, the costs of communicating on the Internet could increase substantially, potentially adversely affecting the growth in use of the Internet. Further, due to the global nature of the Internet, it is possible that, although transmissions relating to our programs originate in the State of Texas, the governments of other states or foreign countries may attempt to regulate our transmissions. Any of the foregoing developments could have a material adverse effect on our business.

PENNY STOCK REGULATIONS MAY DECREASE YOUR ABILITY TO SELL OUR COMMON STOCK BY MAKING IT MORE DIFFICULT FOR BROKER-DEALERS TO SELL OUR SHARES IN THE SECONDARY MARKET.

     If our common stock trades below $5.00 per share, it may become subject to the penny stock regulations. If our shares are subject to the penny stock regulations, the market liquidity in them could be adversely affected because the rules require broker-dealers to make a special suitability determination for the purchaser and have received the purchaser's written consent prior to the sale. This makes it more difficult administratively for broker-dealers to buy and sell stock subject to the penny stock regulations on behalf of their customers. Consequently, the regulations may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell them in the secondary market.

WE HAVE NO DISINTERESTED, INDEPENDENT DIRECTORS, WHICH MAY CAUSE CONFLICTS OF INTERESTS BETWEEN US AND OUR BOARD.

     All of our directors have a direct financial interest in us. While we believe that our current directors will be able to exercise their fiduciary duty, we intend to add independent, disinterested directors to serve on the board of directors in the near future.

EMPLOYEES

     As of May 3, 1999, Houston employed approximately 21 persons on a full-time basis. None of Houston's employees are represented by a labor union. Houston has entered into non-disclosure and non-competition agreements with its key personnel which provide that upon the termination of employment with Houston for any reason, the individual will not compete with Houston for two years. Houston believes the non-compete covenants comply with state law, however, Houston can provide you no assurances that a state court may determine not to enforce or only partially enforce such covenants. Houston believes that its relations with its employees are good.

LEGAL PROCEEDINGS

     Houston was a plaintiff in HOUSTON INTERWEB DESIGN, INC. V. LANDRY'S SEAFOOD RESTAURANTS, INC. filed in the District Court of Harris County, Texas; 133rd Judicial District. The complaint alleged breach of contract and Houston sought damages of $300,000. Landry's filed a counter-claim against Houston asserting infringement of Landry's federally registered trademark LANDRY'S SEAFOOD HOUSE. The matter was resolved in Houston's favor and the counter-claim was dropped.

HOUSTON FACILITIES

     Houston currently leases approximately 6,643 square feet of office space in Houston, Texas. The lease expires in October 2000 and the monthly rental is currently $7,196. Houston believes that its existing facilities are adequate to meet its current needs and to accommodate anticipated growth.

                               AVAILABLE INFORMATION

     The SEC maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the site is http:\\www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site.

     Prior to the date of this prospectus, Houston was not subject to the information and reporting requirements of the securities Exchange Act of 1934. As a result, Houston will become subject to such requirements and begin filling periodic reports, proxy materials and other information with the SEC. Houston will provide its shareholders with annual reports containing audited financial statements and, if determined to be feasible, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. Houston has filed a registration statement on Form SB-2 under the securities Act, with respect to the securities being registered. This prospectus does not contain all the information set forth in the registration statement and its exhibits and schedules, to which reference is made. Copies of the registration statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the fees prescribed by the SEC or may be examined, without charge, at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Upon request, Houston will provide without charge to each person who receives a copy of the prospectus, a copy of any of the information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Any request for information should be directed to the company, attention Harry L. White, at 1770 St. James, Suite 420, Houston, Texas 77056, (713) 627-9494.

                                     MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Houston's directors and executive officers are:

     NAME                      AGE  POSITION
     ----                      ---  --------
     Harry L. White            40   Chairman, Chief Executive Officer,
                                    President, Treasurer and Secretary

     Richard J. Finn           22   Chief Technical Officer and Director

     Lee A. Magness            34   Chief Financial Officer, General Counsel
                                    and Director

     HARRY L. WHITE has served as chairman, chief executive officer, president, secretary and treasurer of Houston since inception. Since May 1998, Mr. White has served as a director of PinkMonkey.com, Inc., an Internet publisher of educational study aids. From December 1986 through February 1997, Mr. White worked at Air Products and Chemicals, a hydrogen production company, as the senior plant technician from December 1996 to February 1997. Mr. White also served as an ISO 9000 Manager from January 1994 to February 1997.

     RICHARD J. FINN has served as chief technical officer and director of Houston since inception. From December 1995 through February 1997, Mr.
Finn served as the assistant webmaster for Neosoft, Inc., an Internet service provider. From August 1995 through December 1995, Mr. Finn served as the assistant network administrator of Cybersim, an Internet service provider. From October 1994 through August 1995, Mr. Finn served as an assistant network administrator for Triconex Systems, Inc.

     LEE A. MAGNESS has served as chief financial officer, general counsel and director of Houston since inception. Since August 1993, Mr. Magness has served as a financial consultant to various individuals and corporations. Prior to receiving his law degree from Thurgood Marshall School of Law, Mr. Magness served as a senior economic analyst at Transco Energy Corporation.

     All executive officers of Houston are chosen by the board of directors and serve at the board's discretion. There are no family relationships among Houston's officers and directors. Houston plans to reimburse directors for any expenses incurred in attending board of directors and Year 2000 board committee meetings.

                               EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the chief executive officer of Houston for the fiscal year ended July 31, 1998 and from inception (August 9, 1996) through July 31, 1997. No other executive officers of Houston received total annual salary and bonus for the fiscal years ended July 31, 1998 or July 31, 1997 in excess of $100,000.

                              SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
   NAME AND PRINCIPAL    FISCAL                           OTHER ANNUAL    COMPENSATION     ALL OTHER
        POSITION          YEAR      SALARY     BONUS    COMPENSATION(1)     OPTIONS      COMPENSATION
        --------          ----      ------     -----    ---------------     -------      ------------
Harry L. White,           1998     $70,000
Chief Executive           1997     $30,000(2)
Officer and President

______________
(1) The named executive officer did not receive perquisites or other benefits valued in excess of 10% of the total reported annual salary and bonus.
(2)  This amount has not been paid to date and is currently being accrued.

EMPLOYMENT AGREEMENTS

     In August 1996, Messrs. White, Finn and Magness entered into five year written employment contracts that provide for a base salary of $30,000 for the first year, $70,000 for the second year, and $120,000 annually for years three through five. In addition, these employment agreements entitle each of these individuals to an annual bonus of 1% of Houston's earnings before income taxes and depreciation in excess of $5,000,000. In addition to salary, beginning in August 1998, Messrs. White, Finn and Magness each receive $600 per month as a car allowance and $200 per month for miscellaneous expenses. If Houston terminates an employment contract with cause, such executive will not engage in certain activities in competition with Houston for a period of six months following such termination. Houston believes the non-compete covenants comply with state law, however, Houston can provide you no assurances that a state court may determine not to enforce or only partially enforce such covenants.

STOCK OPTIONS

     In August 1998, the board of directors and stockholders adopted a stock option plan under which 500,000 shares of common stock have been reserved for issuance. As of the date of this prospectus, options to purchase 288,000 shares of Houston common stock have been granted pursuant to the plan. Houston does not have a defined benefit plan or any retirement or long-term incentive plans.

                                PRINCIPAL STOCKHOLDERS

     The following table presents certain information regarding the beneficial ownership of all shares of Houston common stock by (i) each person who owns beneficially more than five percent of the outstanding shares of common stock, (ii) each director of Houston, (iii) each named executive officer, and (iv) all directors and officers as a group.

                                     SHARES
                                  BENEFICIALLY       PERCENTAGE OF
NAME OF BENEFICIAL OWNER(1)          OWNED           VOTING POWER
Harry L. White                      4,488,000            27.3%

Richard J. Finn                     4,488,000            27.3%

Lee A. Magness                      4,207,500            25.6%

All directors and officer as       13,183,500            80.2%
a group (3 persons)

____________
(1) The business address of each individual is the same as the address of Houston's principal executive offices.

                                CERTAIN TRANSACTIONS

     In August 1996, Houston issued 4,488,000 shares of common stock to Harry L. White, 4,488,000 shares of common stock to Richard J. Finn, 4,207,500 shares of common stock to Lee A. Magness, 726,000 shares of common stock to Essitam Capital, Ltd., 709,500 shares of common stock to Sonsonate Capital, Ltd., and 660,000 shares of common stock to Seyat Capital, Ltd. for nominal consideration in connection with Houston's formation. Peter
Eberly is president and director of Essitam Capital Ltd., Timur Pulatoe is president and director of Sonsonate Capital, Ltd., and Woodward L. Terry is president and director of Seyat Capital, Ltd.

     In July 1997, Messrs. White and Magness loaned Houston $5,378 and $15,897, respectively. These loans bore interest at the rate of 6% per annum and were repaid as of July 31, 1998.

     In November 1997, Houston entered into an agreement with NetTrade for the design, development, production and installation of a computer program consisting of an interactive web site on the Internet providing real time/on-line trading of commodities. Houston received $80,000 in connection with this agreement. Webvest, Inc., a company owned by Messrs. White, Magness and Finn, has a 20% ownership interest in NetTrade.

     In April 1998, Mr. Magness purchased 70,000 shares of PinkMonkey.com common stock in a private placement for an aggregate purchase price of $35,000.

     In April 1998, Harry L. White, a director of PinkMonkey.com, was issued a three year warrant to purchase 100,000 shares of PinkMonkey.com common stock at an exercise price of $.625 per share in consideration for services rendered.

     In September 1998, Houston issued 750,000 shares of common stock to PinkMonkey.com in consideration for $10 and services rendered. Houston designed PinkMonkey.com's web page and has continued to provide hosting, maintenance and marketing services for PinkMonkey.com To date, PinkMonkey.com has paid Houston approximately $266,492 for these services, which was comprised of $127,025 in marketing and advertising fees, $14,250 in monthly site hosting, $6,050 in monthly maintenance and $119,167 in web site design, web site programming, licenses, set up and equipment fees. PinkMonkey.com has been a customer of Houston since October 1997, and as such assisted in Houston's development. Principals of PinkMonkey.com have provided ongoing business advice to Houston including: (1) assistance in the development of Houston's business plan, (2) budget design, (3)market opportunity identification, and (4) identification of acquisition and/or merger candidates. For the provision of these ongoing services by principals of PinkMonkey.com, Houston initially issued PinkMonkey.com approximately 4,550 shares of Houston common stock. The issuance was made in July 1998.
On August 19, 1998, Houston effected a forward stock split of 165 for 1 for shareholders of record as of that date. Accordingly, the shares of Houston common stock held by PinkMonkey.com increased from 4,550 to 750,000. Houston's accountants valued the common stock issued to PinkMonkey.com at $749,990 in accordance with the Financial Accounting Standards Board Statement in its Emerging Issues Task Force Issue 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED OTHER THAN TO EMPLOYEES FOR ACQUIRING OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES which requires that shares issued for services rendered be valued similarly to shares sold by the company within the same time period.

     In May 1999, Mr. White resigned as a director of PinkMonkey.com.

     In June 1999, Mr. Magness loaned the company $250,000 pursuant to a one year promissory note which bears interest at 10% per annum.

                              DESCRIPTION OF SECURITIES

     Houston is authorized to issue up to 55,000,000 shares, of which 50,000,000 shares are no par value common stock, and 5,000,000 shares are preferred stock, par value $.01 per share.

COMMON STOCK

     The holders of shares of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of legally available funds. The outstanding common stock is, and the common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     Houston's board of directors has the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by the stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock, the rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock.

TRANSFER AGENT

     Houston's transfer agent is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                           SHARES ELIGIBLE FOR FUTURE SALE

     There are 16,281,633 shares of common stock currently outstanding. Upon the effectiveness of this registration statement, 252,633 shares of common stock will be eligible for immediate resale in the public market if and when any market for the common stock develops. Sales of such shares held by affiliates will, however, be subject to the restrictions of Rule 144 promulgated under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of Houston may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding common stock. Under Rule 144 resales of common stock for the account of affiliates cannot be made until it has been held for one year from the later of its acquisition from Houston or an affiliate of Houston. Thereafter, shares of common stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about Houston. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of one percent of the then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale.

                                PLAN OF DISTRIBUTION

     The 252,633 shares offered by the selling stockholders may be sold by one or more of the following methods, without limitation: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases; and (ii) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The brokers or dealers may receive commissions or discounts from the selling stockholders in amounts to be negotiated. The brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. The selling stockholder or dealer effecting a transaction in the registered securities is required to deliver a prospectus. As a result of the shares being registered under the Securities Act, holders who subsequently resell such shares to the public may be deemed to be underwriters with respect to such shares of common stock for purposes of the Securities Act, with the result that they may be subject to certain statutory liabilities if the registration statement to which this prospectus relates contains a material misstatement or omits a statement of material fact. The company has not agreed to indemnify any of the selling stockholders regarding this liability. Houston will not receive any proceeds from the resale of common stock by the selling stockholders.


                                 SELLING STOCKHOLDERS

     This prospectus relates to the resale of 252,633 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. Houston will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding.

                  RESALE OF COMMON STOCK BY SELLING STOCKHOLDERS
                             SHARES CURRENTLY OUTSTANDING

                            SHARES
                         BENEFICIALLY       AMOUNT OFFERED       SHARES BENEFICIALLY
                         OWNED BEFORE    (ASSUMING ALL SHARES        OWNED AFTER
   STOCKHOLDER              RESALE         IMMEDIATELY SOLD)           RESALE          PERCENTAGE
Ashraf K. Abadir            10,000                10,000                  0%              0%
Jeffrey A. Ballenger         7,000                 7,000                  0%              0%
Stephen Bollman              4,000                 4,000                  0%              0%

                                       22

Andrew B. Doerr(1)           8,366                 8,366                  0%              0%
Leo Detassis                 6,667                 6,667                  0%              0%
Allen G. Dusek               3,000                 3,000                  0%              0%
Debbie Esparza(2)           10,000                10,000                  0%              0%
Richard A. Finn              5,000                 5,000                  0%              0%
W.B. Finn                    1,000                 1,000                  0%              0%
Henry Hailes                10,000                10,000                  0%              0%
Paul Hailes(3)              10,000                10,000                  0%              0%
Arthur Hebron               10,000                10,000                  0%              0%
Lucy Hebron                 10,000                10,000                  0%              0%
Tom Hillman                  2,000                 2,000                  0%              0%
Hannah M. Loev              12,500                12,500                  0%              0%
David L. Magness(4)         15,000                15,000                  0%              0%
Price Lloyd Magness(4)       5,000                 5,000                  0%              0%
Walter L. Magness(4)        22,000                22,000                  0%              0%
Hungson Van Nguyen           3,000                 3,000                  0%              0%
True Lam V. Nguyen           1,000                 1,000                  0%              0%
Dan Nelson                  40,000                40,000                  0%              0%
Chris Truax                 20,000                20,000                  0%              0%
Anthony Rahati               5,000                 5,000                  0%              0%
Steve Reynolds               1,750                 1,750                  0%              0%
Lora W. Rhein               10,000                10,000                  0%              0%
Frank Rhodes                 1,800                 1,800                  0%              0%
Larry Shoemaker              5,000                 5,000                  0%              0%
Don C. Smith                 2,000                 2,000                  0%              0%
Jukka Tolonen                5,800                 5,800                  0%              0%
Keith Ward                     750                   750                  0%              0%
Kevin Work(5)                5,000                 5,000                  0%              0%

________________
(1) Andrew B. Doerr, an employee of Houston, was awarded 5,000 shares of Houston common stock for services rendered. The remaining shares held be Mr. Doerr were purchased by him.
(2) Debbie Esparza, an employee of Houston, was awarded 10,000 shares of Houston common stock for services rendered.
(3)  Mr. Hailes, an employee of Houston purchased the shares held by him.
(4) These individuals are relatives of Lee Magness an officer and director of Houston
(5) Kevin Work, an employee of Houston, was awarded 5,000 shares of Houston common stock for services rendered.

                         DISCLOSURE OF COMMISSION POSITION ON
                    INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 FINANCIAL STATEMENTS

     The financial statements of Houston appearing in this Form SB-2 registration statement for the period from inception (August 9, 1996) to July 31, 1997, and the year ended July 31, 1998, have been audited by Mann, Frankfort, Stein and Lipp, P.C. The financial statements have been prepared assuming that the rescission offerees elect not to rescind the purchase of the shares.

                                    LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon for Houston by Brewer & Pritchard, P. C., Houston, Texas.

HOUSTON INTERWEB DESIGN, INC.
FINANCIAL STATEMENTS
JULY 31, 1998 AND 1997

                                C O N T E N T S

                                                                    Page
                                                                    ----
Independent Auditors' Report ........................................F-2

Balance Sheets ......................................................F-3

Statements of Operations ............................................F-4

Statements of Changes in Stockholders' Deficit ......................F-5

Statements of Cash Flows ............................................F-6

Notes to Financial Statements .......................................F-7

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Houston InterWeb Design, Inc.

We have audited the accompanying balance sheets of Houston InterWeb Design, Inc. as of July 31, 1998 and 1997, and the related statements of operations, changes in stockholders' deficit, and cash flows for the year ended July 31, 1998 and for the period from inception (August 9, 1996) to July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Houston InterWeb Design, Inc. as of July 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended July 31, 1998 and for the period from inception (August 9, 1996) to July 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the financial statements, the Company incurred a net loss of $781,595 for 1998 and has incurred substantial net losses since inception. At July 31, 1998, current liabilities exceed current assets by $106,092 and total liabilities exceed total assets by $92,427. These factors, and the others discussed in Note B, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

MANN FRANKFORT STEIN & LIPP, P.C.


Houston, Texas
September 8, 1998

HOUSTON INTERWEB DESIGN, INC.
BALANCE SHEETS

                                                                                   July 31,
                                                                           ------------------------     January 31,
                                                                              1998           1997          1999
                                                                           ---------       --------     -----------
                                                                                                        (unaudited)
ASSETS

CURRENT ASSETS
    Cash                                                                   $  18,988       $ 10,204     $    43,640
    Accounts receivable - trade - related parties                             55,259         14,611          23,043
    Accounts receivable - trade - nonaffiliates                               61,012         42,070          28,203
    Deferred income tax asset                                                   -             4,998            -
    Other current assets                                                      10,445          3,226            -
                                                                           ---------       --------     -----------
       TOTAL CURRENT ASSETS                                                  145,704         75,109          94,886

PROPERTY AND EQUIPMENT
    Office equipment                                                           4,056          2,306          10,010
    Furniture and fixtures                                                    13,072         12,490          13,072
                                                                           ---------       --------     -----------
                                                                              17,128         14,796          23,082
    Less:  accumulated depreciation                                            3,463          1,567           4,733
                                                                           ---------       --------     -----------
       TOTAL PROPERTY AND EQUIPMENT                                           13,665         13,229          18,349

INVESTMENT UNDER THE EQUITY METHOD                                              -              -               -
                                                                           ---------       --------     -----------

TOTAL ASSETS                                                               $ 159,369       $ 88,338     $   113,235
                                                                           ---------       --------     -----------
                                                                           ---------       --------     -----------
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Accounts payable and accrued expenses                                  $ 220,086       $127,895     $   307,910
    Advances payable - affiliate                                                -              -             30,000
    Deposits                                                                    -              -             24,976
    Deferred income tax liability                                              2,498           -               -
    Note payable - line of credit                                             29,212           -             29,219
    Notes payable to stockholders                                               -            21,275            -
                                                                           ---------       --------     -----------
       TOTAL CURRENT LIABILITIES                                             251,796        149,170         392,105

STOCKHOLDERS' DEFICIT
    Common stock, no par value, 50,000,000 shares
      authorized, 16,029,000 and 15,279,000 shares
      issued and outstanding at July 31, 1998 and 1997,
      respectively, and 16,281,633 shares issued at
      January 31, 1999                                                       754,000          4,000       1,090,950
    Stock subscriptions receivable                                              -              -            (14,609)
    Accumulated deficit                                                     (846,427)       (64,832)     (1,355,211)
                                                                           ---------       --------     -----------
       TOTAL STOCKHOLDERS' DEFICIT                                           (92,427)       (60,832)       (278,870)
                                                                           ---------       --------     -----------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                $ 159,369       $ 88,338     $   113,235
                                                                           ---------       --------     -----------
                                                                           ---------       --------     -----------

                See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF OPERATIONS

                                                                       Period From
                                                                         Inception
                                                                        (August 9,          Six Months Ended
                                                         Year Ended        1996)               January 31,
                                                          July 31,      to July 31,   -----------------------------
                                                            1998           1997            1999           1998
                                                       --------------  -------------  -------------  --------------
                                                                                       (unaudited)     (unaudited)
REVENUES

    Affiliates                                         $      110,951  $      22,830  $      41,486  $       80,000
    Nonaffiliates                                             517,119        163,164        217,261         182,437
                                                       --------------  -------------  -------------  --------------
       TOTAL REVENUES                                         628,070        185,994        258,747         262,437

EXPENSES

    Advertising                                                32,620         28,215         33,173          12,173
    Computer equipment                                         25,051         38,248         21,528          16,998
    Consulting costs                                          749,990           -              -               -
    Contract labor                                             68,198         44,755         11,247          21,982
    Depreciation                                                1,896          1,567          1,270             949
    General and administrative                                 20,096          3,605         47,803           3,152
    Interest                                                    6,080          2,690          3,082           3,736
    Internet service                                           29,019          8,073         17,932          11,063
    Professional fees                                          15,288          1,228        201,706            -
    Rent                                                       21,105         10,450         37,449           8,873
    Repairs and maintenance                                     3,474          3,391          2,773           4,205
    Salaries and benefits                                     384,082         93,188        372,222         174,406
    Supplies                                                   26,036         11,461          5,228          11,314
    Telephone                                                  11,797          4,806          5,891           5,814
    Travel                                                      7,437          4,147          8,725           2,404
                                                       --------------  -------------  -------------  --------------
       TOTAL EXPENSES                                       1,402,169        255,824        770,029         277,069
                                                       --------------  -------------  -------------  --------------

INCOME (LOSS) BEFORE FEDERAL
    INCOME TAXES                                             (774,099)       (69,830)      (511,282)        (14,632)

FEDERAL INCOME TAX EXPENSE
    (BENEFIT)
    Deferred                                                    7,496         (4,998)        (2,498)         (1,045)
                                                       --------------  -------------  -------------  --------------

NET LOSS                                               $     (781,595) $     (64,832) $    (508,784) $      (13,587)
                                                       ==============  =============  =============  ==============


NET LOSS PER SHARE, BASIC AND
    DILUTED                                            $       (0.05)  $        -     $      (0.03)  $         -
                                                       =============   =============  ============   ==============


AVERAGE SHARES OUTSTANDING,
    BASIC AND DILUTED                                      15,341,535     15,279,000     16,128,268      15,279,000
                                                       ==============  =============  =============  ==============

                See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
YEAR ENDED JULY 31, 1998 AND PERIOD FROM INCEPTION (AUGUST 9, 1996) TO JULY 31, 1997

                                                Common Stock                              Stock
                                        -----------------------------   Accumulated    Subscription
                                            Shares         Amount         Deficit       Receivable        Total
                                        -------------  --------------  -------------  -------------  --------------
Contributions                              15,279,000  $        4,000  $        -     $        -     $        4,000

Net loss, period from inception
   (August 9, 1996) to July 31, 1997             -               -           (64,832)          -            (64,832)
                                        -------------  --------------  -------------  -------------  --------------

Balance, July 31, 1997                     15,279,000           4,000        (64,832)          -            (60,832)

Issuance of common stock, issued
   as compensation                            750,000         750,000           -              -            750,000

Net loss, year ended July 31, 1998               -               -          (781,595)          -           (781,595)
                                        -------------  --------------  -------------  -------------  --------------

Balance, July 31, 1998                     16,029,000         754,000       (846,427)          -            (92,427)

Net loss, six months ended
   January 31, 1999 (unaudited)                  -               -          (508,784)          -           (508,784)

Issuance of common stock
   (unaudited)                                160,133         198,200           -              -            198,200

Issuance of common stock as
   compensation (unaudited)                    20,000          30,000           -              -             30,000

Issuance of common stock for
   services rendered (unaudited)               72,500         108,750           -              -            108,750

Stock subscription receivable                    -               -              -           (14,609)        (14,609)
                                        -------------  --------------  -------------  -------------  --------------

Balance, January 31, 1999
   (unaudited)                             16,281,633  $    1,090,950  $  (1,355,211) $     (14,609) $     (278,870)
                                        =============  ==============  =============  =============  ==============

                See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
STATEMENTS OF CASH FLOWS

                                                                        Period From
                                                                         Inception
                                                                         (August 9,        Six Months Ended
                                                           Year Ended      1996)              January 31,
                                                            July 31,    to July 31,    -------------------------
                                                              1998         1997           1999          1998
                                                           ----------   -----------    -----------   -----------
                                                                                       (unaudited)   (unaudited)
CASH FLOWS FROM OPERATING
  ACTIVITIES
    Net loss                                               $(781,595)    $(64,832)     $(508,784)     $(13,587)

    Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
       Depreciation                                            1,896        1,567          1,270           949
       Deferred income tax expense (benefit)                   7,496       (4,998)        (2,498)       (1,045)
       Common stock issued as compensation                   749,990         -           138,750          -
    Changes in assets and liabilities:
       Accounts receivable                                   (59,590)     (56,681)        65,025       (25,451)
       Deposits                                                 -            -            24,976          -
       Other current assets                                   (7,219)      (3,226)        10,445         2,287
       Accounts payable and accrued expenses                  92,191      127,895         87,824        76,075
                                                           ----------   -----------    -----------   -----------
                                                             784,764       64,557        325,792        52,815
                                                           ----------   -----------    -----------   -----------
       NET CASH PROVIDED BY (USED IN)
         OPERATING ACTIVITIES                                  3,169         (275)      (182,992)       39,228

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                        (2,332)     (14,796)        (5,954)       (2,332)

CASH FLOWS FROM FINANCING ACTIVITIES
    Advances from affiliate                                     -            -            30,000          -
    Net proceeds (repayments) from notes payable             (21,275)      21,275           -          (21,275)
    Net proceeds from line of credit                          29,212         -                 7        26,689
    Proceeds from issuance of common stock                        10        4,000        198,200          -
    Increase in stock subscriptions receivable                  -            -           (14,609)         -
                                                           ----------   -----------    -----------   -----------
       NET CASH PROVIDED BY (USED IN)
         FINANCING ACTIVITIES                                  7,947       25,275        213,598         5,414
                                                           ----------   -----------    -----------   -----------

NET INCREASE IN CASH                                           8,784       10,204         24,652        42,310

CASH AT BEGINNING OF PERIOD                                   10,204         -            18,988        10,204
                                                           ----------   -----------    -----------   -----------

CASH AT END OF YEAR                                        $  18,988     $ 10,204      $  43,640      $ 52,514
                                                           ----------   -----------    -----------   -----------
                                                           ----------   -----------    -----------   -----------
SUPPLEMENTAL CASH FLOW
  INFORMATION
    Interest paid                                          $   6,080     $  2,690      $   3,082      $  3,736
                                                           ----------   -----------    -----------   -----------
                                                           ----------   -----------    -----------   -----------
SUPPLEMENTAL NONCASH FINANCING
  ACTIVITIES
    July 31, 1998 issuance of 750,000 common
      shares in exchange for consulting services           $ 749,990     $   -         $    -         $   -
                                                           ----------   -----------    -----------   -----------
                                                           ----------   -----------    -----------   -----------
    January 31, 1999 issuance of 92,500
      common shares as compensation and for
      services rendered                                    $    -        $   -         $ 138,750      $   -
                                                           ----------   -----------    -----------   -----------
                                                           ----------   -----------    -----------   -----------

                See accompanying notes to financial statements.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE A - NATURE OF OPERATIONS

Houston InterWeb Design, Inc. (the Company) was incorporated in the State of Texas in August, 1996. The Company is engaged in the design and creation of internet websites for customers. The Company uses internally developed technology for the creation of websites, which it licenses to customers, which ensures that customers websites are brought up in front of an internet user irrespective of the search engine used.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying financial statements have been prepared assuming the Company will be able to continue as a going concern. The Company has a working capital deficit of $106,092 and a stockholders' deficit of $92,427 at July 31, 1998, and experienced significant losses in fiscal 1998 which raise doubts about the Company's ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

Management's plans include the following:

- Increasing revenues by attracting new customers by increasing its sales and market operations to develop an awareness by potential customers of the Company's ability to create valuable interactive web sites.

- As described in Note J, the Company recently entered into a contract with a corporation (reseller) to market and distribute software products manufactured and hosted by the Company. The amount of revenue, if any, as a result of the above contract cannot presently be determined.

-    Obtaining equity capital or debt financing.

PROPERTY AND EQUIPMENT: Property and equipment is stated at cost with depreciation calculated using the straight-line method over its estimated useful lives ranging from five to ten years. When assets are retired or otherwise removed from the accounts, any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred and significant renewals and improvements are capitalized.

REVENUE RECOGNITION: Revenues are recognized as services are provided, in accordance with customer agreements. For the year ended July 31, 1998, revenues from significant customers totaled $368,572. Included in this amount is $80,000 earned from a nonrecurring customer. Royalty income from website or other related licensing agreements is recognized as it is earned per the individual terms of each royalty agreement, and is generally comprised of a minimum amount which varies by customer, plus a stated percentage of the applicable licensee's sales. The minimum amount is recognized upon completion of the design and development of the InterWeb web site and placing the web site into the siteblazer network at which time the Company has completed all obligations under the licensing agreement. The Company uses the direct write-off method in accounting for bad debts, the results of which are not materially different from the allowance method.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES: The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using anticipated tax rates and laws that will be in effect when the differences are expected to reverse. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is more likely than not that the deferred tax assets will not give rise to future benefits in the Company's tax returns.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM INFORMATION: The accompanying financial information as of January 31, 1999 and for the six months ended January 31, 1999 and 1998 has been prepared by the Company without audit, pursuant to the rules and regulations of the securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principles.

NOTE C - INVESTMENTS UNDER THE EQUITY METHOD

At July 31, 1998, the Company owned a 30% interest in an internet provider of pet medical records (the investee). The Company obtained this ownership interest in exchange for providing its internet website search engine technology to this investee. The Company believes the fair value of these services provided to this investee to be de minimis, and therefore, has recorded its 30% ownership interest in this investee at a zero basis on its balance sheet. Additionally, at July 31, 1998 and January 31, 1999, the activities of the investee had not commenced.

NOTE D - NOTE PAYABLE

Note payable consist of the following:

                                                                                    July 31,
                                                                           -------------------------
                                                                              1998           1997
                                                                           ----------     ----------
     Revolving line of credit with a bank, providing for $30,000 maximum borrowings; uncollateralized, bearing interest at prime plus 1%;
         interest payable monthly, principal payable on demand at the
         bank's option.                                                    $   29,212     $       -
                                                                           ==========     ==========

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE E - INCOME TAXES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at July 31, 1998 and 1997 are as follows:

                                                                                       July 31,
                                                                           -------------------------------
                                                                                1998             1997
                                                                           -------------     -------------
     Deferred tax assets:
         Net operating loss carryforward                                   $     290,373     $       5,177
         Cash-to-accrual differences                                                -                4,998
                                                                           -------------     -------------

     Total gross deferred tax assets                                             290,373            10,175
     Less:  valuation allowance                                                  290,373             5,177
                                                                           -------------     -------------
                                                                                    -                4,998
     Deferred tax liabilities:
         Tax over book depreciation                                                 (371)             -
         Cash-to-accrual differences                                              (2,127)             -
                                                                           -------------     -------------

     Total gross deferred tax liabilities                                         (2,498)             -
                                                                           -------------     -------------

     Net current deferred tax assets (liability)                           $      (2,498)    $       4,998
                                                                           =============     =============

The Company has net operating loss carryforwards of approximately $854,000 as of July 31, 1998, which expire through the year 2013. Valuation allowances have been provided for all net operating losses due to lack of evidence of future recoverability at July 31, 1998.

The difference between the reported income tax expense (benefit) and the income tax expense (benefit) computed by multiplying the loss before income taxes by the federal statutory income tax rate is as follows:

                                                                                 Year Ended July 31,
                                                                           -------------------------------
                                                                                1998             1997
                                                                           -------------     -------------
     Current tax benefit computed at federal
       statutory tax rate                                                  $    (263,194)    $     (23,742)
     Effect of marginal tax brackets                                                -               11,284
     Change in valuation allowance                                               285,196             5,177
     Other                                                                       (14,506)            2,283
                                                                           -------------     -------------
     Total income tax expense (benefit)                                    $       7,496     $      (4,998)
                                                                           =============     =============

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE F - RELATED PARTY TRANSACTIONS

The Company has notes payable to its stockholders, unsecured, with interest payable at 6%, maturing July 31, 1998. Interest expense on these notes totaled approximately $293 in 1998 and $1,660 in 1997. The following is a summary of notes payable to stockholders:

                                                   July 31,
                                        -------------------------------
                                             1998             1997
                                        -------------     -------------
     Lee Magness                        $        -        $      15,897

     Harry White                                 -                5,378
                                        -------------     -------------

                                        $        -        $      21,275
                                        =============     =============



In July 1998, the Company issued 4,545.4545 shares of its common stock to a publicly traded related party (certain officers and stockholders of the Company are directors and own stock in the related party) in exchange for ten dollars cash consideration and various consulting services provided. After giving effect to the 165 for 1 common stock split discussed below in Notes H and I, the amount of shares issued to this related party became 750,000. In accordance with Financial Accounting Standards Board Statement in its Emerging Issues Task Force Issue 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES, $749,990 was recognized as consulting costs to account for the fair value of the consulting services received from this related party.

As of July 31, 1998, the Company has recognized revenue of approximately $30,951 in connection with a web site marketing program between the Company and the related party described above. The Company had a receivable from the related party of $17,894 as of July 31, 1998 which has been recorded in accounts receivable related parties in the balance sheet.

Additionally, the Company recognized revenue of $80,000 for the year ended July 31, 1998 for services performed for a related party (an officer of the Company is a director of the related party) of which $37,365 remains uncollected at July 31, 1998 and has been included as accounts receivable - affiliates.

NOTE G - COMMITMENTS AND CONTINGENCIES

The Company's minimum rental commitments under a noncancelable operating lease for office space is as follows:

              Years Ending July 31,
              ---------------------
                      1999                               $      86,360
                      2000                                      86,360
                      2001                                      21,590
                                                         -------------
                                                         $     194,310
                                                         =============

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE G - COMMITMENTS AND CONTINGENCIES (CONTINUED)

Total rental expense for the year ended July 31, 1998 was $21,105 and for the initial period ended July 31, 1997 was $10,450.

The Company has instituted legal proceedings against a party for breach of contract seeking damages of $300,000. The party has made a counter claim against the Company, but has not plead any amount of damages. Management is of the opinion that the counter claim filed by the party is without basis and that the Company will prevail. Accordingly, no gain or loss has been accrued in these financial statements pertaining to these proceedings. In January 1999, in accordance with a confidential and mutual release and settlement agreement, the Company received nominal consideration in exchange for the mutual releases of all parties.

The Company has employment agreements with three of its stockholders providing a base annual salary through August, 2001. The base salary may be increased at the Company's option. In addition, this employment agreement entitles each of these stockholders to an annual bonus of 1% of the Company's earnings (before income taxes and depreciation) in excess of $5,000,000. Minimum annual commitments under these agreements amount to $360,000. Amounts incurred by the Company related to these employment agreements were $210,000 and $90,000 for the fiscal year ended July 31, 1998, and the initial period ended July 31, 1997, respectively, and $180,000 and $105,000 for the six months ended January 31, 1999 and 1998, respectively.

NOTE H - EARNINGS PER SHARE

In accordance with Financial Accounting Standards Board Statement 128, EARNINGS PER SHARE, basic earnings per common share amounts are calculated using the average number of common shares outstanding during each period, retroactively adjusted to give effect to the 165 for 1 common stock split discussed previously in Note F, and below in Note I. As there were no dilutive potential common shares outstanding during the year ended July 31, 1998, or during the initial period ended July 31, 1997, basic average shares outstanding and earnings per share are equal to diluted average shares outstanding and earnings per share, respectively, for the year ended July 31, 1998, and for the initial period ended July 31, 1997 and for the six month periods ended January 31, 1999 and 1998.

NOTE I - STOCKHOLDERS' EQUITY

Subsequent to July 31, 1998, in contemplation of the stock split and employee incentive stock option plan discussed below, the Company amended its articles of incorporation to increase its authorized capital to 50,000,000 common shares of no par value, and 5,000,000 preferred shares with $.01 par value. No preferred shares have been issued to date. All references herein have been restated to reflect the amended amounts.

HOUSTON INTERWEB DESIGN, INC.
NOTES TO FINANCIAL STATEMENTS
YEAR ENDED JULY 31, 1998 AND INITIAL PERIOD ENDED JULY 31, 1997
(INFORMATION SUBSEQUENT TO JULY 31, 1998 IS UNAUDITED)


NOTE I - STOCKHOLDERS' EQUITY (Continued)

On August 19, 1998, the Company effected a stock split on its common stock of 165 for 1 for stockholders of record on August 19, 1998. Subsequent to this stock split, and prior to October 31, 1998, the Company sold an additional 117,500 shares of its common stock to various individuals at prices ranging from $1 per share to $1.50 per share. As a result of the stock split and the subsequent sales of common stock, the total common stock of the Company issued and outstanding increased to 16,146,500 shares. All references to shares issued have been restated for the above stock split for all periods presented.

On August 21, 1998, the Company formed an incentive stock option plan for its employees under which 500,000 shares of common stock will be awarded to employees based upon criteria established under the plan. During February 1999, 288,000 shares were issued to employees under this plan although no options have been exercised to date.

NOTE J - SUBSEQUENT EVENTS

Subsequent to January 31, 1999, the Company has continued to issue shares of common stock to individuals for cash at prices ranging from $1.00 per share to $1.50 per share, including 166,667 shares issued to two individuals for $250,000 cash in February 1999. In April 1999, the Company initiated a recision offer to the individuals.

At the end of January 1999, the Company entered into a contract with a corporation (reseller) to market and distribute software products manufactured and hosted by the Company. The amount of revenue, if any, as a result of the above contract cannot presently be determined.

                                     ATTACHMENT A

                                 NOTICE OF RESCISSION

                            HOUSTON INTERWEB DESIGN, INC.

                                Request for Rescission

                                          or

                       Affirmation of Subscription and Release
          THE RESCISSION OFFER WILL EXPIRE AT 5:00 P.M., HOUSTON, TEXAS, TIME, JULY 28, 1999.

     Please complete and sign this document and return it to Houston Interweb Design, Inc. at the address set forth below, on or before 5:00 P.M., Houston time, on July 28, 1999, the expiration date of the Rescission Offer. Please indicate your election by INITIALING Box A or Box B, as appropriate.

Houston Interweb Design, Inc.
1770 St. James Place, Suite 420
Houston, Texas  77056

Gentlemen:

     The undersigned hereby acknowledges having received and carefully read the rescission offer (the "Rescission Offer") described in the prospectus dated June 15, 1999, by Houston Interweb Design, Inc. (the "Company") to repurchase the Rescission Securities hereinafter identified which were previously acquired by the undersigned from the Company (the "Securities").

     As indicated below, the undersigned hereby (i) elects to accept the Rescission Offer and requests that the Company repurchase the Rescission Securities in accordance with the terms of the Rescission Offer or (ii) affirms the undersigned's subscription for all of such securities.

     / /  A.   Request for Rescission

     1. The undersigned hereby irrevocably elects to accept the Company's Offer to repurchase all of the Securities and to pay the undersigned an amount equal of the consideration which the undersigned paid to the Company for the Rescission Securities together with simple interest at the rate of 9% per annum.

     2. The undersigned hereby encloses the certificates identified below, representing all of the Rescission Securities that the undersigned acquired from the Company. All certificates representing shares of the Company's Common Stock must be duly endorsed for transfer or accompanied by an assignment separate from the applicable stock certificate. The enclosed represents all, and not less than all, of the Rescission Securities that the undersigned acquired from the Company. The undersigned hereby represents that the undersigned is conveying all interests in the Rescission Securities free and clear of all liens and encumbrances of any kind, and that no such interest has been previously or concurrently transferred in any manner to any other person or entity.

     Certificate No.  ______________ for ___________ share of Common Stock

     / /  B.   Affirmation of Subscription

     The undersigned hereby affirms the undersigned's subscription or subscriptions to purchase all Securities of the Company, and elects NOT to accept the Company's offer to repurchase such Rescission Securities.

                                       THE UNDERSIGNED:

                                       ____________________________________
                                       Print name of the undersigned and, (a) if Rescission Securities are held by a partnership, corporation, trust or entity, the name and capacity of the individual signing on its behalf, and
                                       (b) if Rescission Securities are held as joint tenants or as community property, name(s) of co-purchaser(s).

Dated: ________________, 1999      ____________________________________
                                   Signature
                                   ____________________________________
                                   Tax I.D./Soc.  Sec.  No.
Dated: ________________, 1999      ____________________________________
                                   Signature
                                   ____________________________________
                                   Second Tax I.D./Soc.  Sec.  No.
Residence Address:

Street Address:                    ____________________________________
City, State and Zip Code:          ____________________________________

Mailing Address (if different from residence):

Street Address:                    ____________________________________
City, State and Zip Code:          ____________________________________



                                  A-2